Exhibit (a)(2)(v)

News Release

Contact:	Joseph F. Furlong	or	Stephen L. Clanton
	President and CEO		Executive VP & CFO
	(615) 221-8884		(615) 221-8884
Primary Contact
For Immediate Release
AMERICAN HOMEPATIENT ANNOUNCES
SELF-TENDER OFFER AT $0.67 PER SHARE
BRENTWOOD, Tenn. (July 7, 2010) — American HomePatient, Inc. (OTCBB: AHOM) (“American HomePatient” or the “Company”), one of the nation’s largest home health care providers, announced today it will launch a self-tender offer to acquire all outstanding shares of its common stock, par value $0.01 per share (the “Shares”), net to the seller in cash, without interest and less applicable withholding taxes (the “Offer”). Highland Capital Management, L.P. and its affiliates (together referred to as “Highland”), which constitute the largest holder of the Company’s matured senior secured debt of approximately $216.2 million (“Senior Debt”) and its largest shareholder, has agreed to not tender Shares in the Offer. The purpose of the self-tender offer is to redeem as many Shares as possible from shareholders other than Highland in order to concentrate Highland’s percentage ownership in the Company as a first step in the Company becoming 100% owned by Highland pursuant to a restructuring plan previously announced by the Company.
The Offer is scheduled to begin on July 7, 2010 and is scheduled to expire at 5:00 PM, New York City time, on August 4, 2010, unless extended.
The Offer is conditioned upon, among other things: (i) that there shall have been validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares that, when added to the number of Shares already owned by Highland, represents at least 90% of the Shares outstanding immediately prior to the expiration of the Offer; (ii) that the total amount payable by the Company to holders of Shares, upon acceptance for payment of Shares, shall not exceed $6,527,000 (plus any exercise price received by the Company for the exercise of options between April 27, 2010 and the expiration date of the Offer); and (iii) that simultaneously with the closing of the Offer, our Senior Debt shall be restructured into two four-year secured term loans on terms that we have previously negotiated with Highland and the other holders of our Senior Debt. Each of these conditions may, to the extent permitted by applicable law, be waived by us with the prior written consent of Highland. The Offer is not subject to any financing condition.

The complete terms and conditions of the Offer are set forth in the offer to purchase, letter of transmittal and other related materials to be filed by American HomePatient with the Securities and Exchange Commission (“SEC”) today. Copies of the offer to purchase, letter of transmittal and other related materials are available free of charge from D.F. King & Co., Inc., the Information Agent for the Offer, at (800) 659-5550 (toll-free) or (212) 269-5550 (collect). The Depositary for the Offer is Computershare.
American HomePatient, a Nevada corporation, is one of the nation’s largest home health care providers with operations in 33 states. Its product and service offerings include respiratory services, infusion therapy, parenteral and enteral nutrition, and medical equipment for patients in their home.
This press release is for informational purposes only and does not constitute an offer to purchase nor a solicitation of an offer to sell any securities of American HomePatient. The solicitation and offer to purchase shares of American HomePatient common stock is being made pursuant to a tender offer statement on Schedule TO and related exhibits, including the offer to purchase, letter of transmittal, and other related documents that will be filed today with the SEC by American HomePatient. These documents contain important information, including the terms and conditions of the Offer. Investors and security holders of American HomePatient common stock are urged to read each of these documents and any amendments to these documents carefully when they are available prior to making any decisions with respect to the Offer.
Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company’s actual results or performance to materially differ from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks and uncertainties, including, without limitation, risks and uncertainties regarding the restructuring plan and its components (including the self-tender offer), the ability to complete the restructuring plan and the effect of not completing the restructuring plan, the status of the Company’s secured debt, current and future reimbursement rates, and reimbursement reductions and the Company’s ability to mitigate the impact of the reductions. These risks and uncertainties are in addition to risks, uncertainties, and other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company cautions investors that any forward-looking statements made by the Company are not necessarily indicative of future performance. The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.